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                                                                    Exhibit 15.1

                    ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
DataTRAK International, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of DataTRAK International, Inc., formerly Collaborative Clinical Research, Inc., for the registration of 150,000 Common Shares of DataTRAK International, Inc. of our reports dated April 23, 1999, July 20, 1999 and October 27, 1999 relating to the unaudited condensed consolidated interim financial statements of DataTRAK International, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

Cleveland, Ohio
October 27, 1999

                                                 /s/ Ernst & Young LLP

                                                 ERNST & YOUNG LLP